                                                                    EXHIBIT 23.4

Board of Directors
Access Integrated Technologies, Inc.

We consent to the use of our report dated March 31, 2003 with respect to the combined balance sheet of selected operating locations of R.E. Stafford, Inc. d.b.a. Colo Solutions as of December 31, 2001, and the related combined statements of operations and location equity, and combined cash flows from inception through December 31, 2001 for the selected locations, included herein and to the reference to our firm in the Form SB-2 Registration Statement..





BRAY, BECK & KOETTER, P.A.
Certified Public Accountants


Melbourne, Florida
July 29, 2003